Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-165057
July 8, 2010

iShares COMEX® Gold Trust

Trust Description

The iShares COMEX Gold Trust (“Trust”) seeks to correspond generally to the day-to-day movement of the price of gold bullion. The objective of the Trust is for the value to reflect, at any given time, the price of gold owned by the Trust at that time, less the expenses and liabilities of the Trust.

Backed by Physical Gold

The shares are backed by gold, identified on the custodians’ books as property of the Trust and held by the custodians in vaults in the vicinity of New York, Toronto, Montreal, London and other locations.

Accessible

Investors may purchase and sell shares through traditional brokerage accounts. The shares are listed and trade on NYSE Arca and are available to be bought or sold throughout the trading day.

Cost Efficient

Shares of the Trust may represent a cost-efficient alternative to investments in gold for investors not otherwise in a position to participate directly in the market for physical gold.

Transparent

Price, NAV and holding amounts of gold are available daily on iShares.com. Vault inspections are conducted twice a year and inspection certificates are available on iShares.com.

COMEX Gold Pricing Description

The COMEX Spot Month Settlement Price is the gold futures spot month settlement price as reported by NYMEX (New York Mercantile Exchange) and disseminated through Bloomberg. Spot settlement prices are for illustrative purposes only and do not represent actual Trust performance. Spot prices do not reflect any fees, transaction costs or expenses.

Performance History

as of 5/31/10

YTD 2010

1 Year

3 Year

5 Year

10 Year

Since Trust Inception

Trust

10.51%

23.37%

21.92%

23.34%

—

21.04%

Benchmark1

10.68%

23.85%

22.40%

23.83%

16.13%

21.51%

Market Price Returns

10.75%

23.56%

21.95%

23.32%

—

21.08%

Annual Returnsas of 5/31/10

2009

2008

2007

2006

2005

Trust

10.51%

23.46%

5.41%

30.92%

22.43%

—

Benchmark1

10.68%

23.95%

5.83%

31.44%

22.84%

18.19%

Market Price Returns

10.75%

23.95%

5.20%

30.34%

—

The performance quoted represents past performance and does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when sold or redeemed, may be worth more or less than the original cost.

Market returns are based upon the midpoint of the bid/ask spread at 4:00 p.m. ET (when NAV is normally determined for most iShares® products) and do not represent the returns you would receive if you traded shares at other times.

1. COMEX Spot Month Settlement Price.

Trust Details

Ticker

IAU

Inception Date

1/21/05

Sponsor’s Fee

0.25%

IOPV Ticker

IAU.IV

CUSIP

464285105

Stock Exchange

NYSE Arca

Total Net Assets

$3.28 Billion

Shares Outstanding

27.65 Million

Total Ounces of Gold

2.71 Million

Total Tonnes of Gold

84.22

Creation/Redemption Size

50,000 Shares

Sponsor

BlackRock Asset

Management International Inc.

Trustee

The Bank of New York Mellon

Custodians

The Bank of Nova Scotia,

JPMorgan Chase Bank, N.A., London Branch

Vault Inspection

Two times annually

Fundamentals

Beta vs. S&P 500®

0.26

Standard Deviation—3 Year

22.90%

Definitions

IOPV, or Indicative Optimized Portfolio Value, is a calculation disseminated by the stock exchange that approximates the Trust’s NAV every fifteen seconds throughout the trading day.

Beta is a measure of an investment’s volatility relative to the market or an asset class. A beta above 1 is more volatile than the market, while a beta below 1 is less volatile. For stocks, the market is usually taken to be the S&P 500. Beta is sometimes referred to as systemic risk.

Standard deviation is the statistical measure of the degree to which an individual value in a probability distribution tends to vary from the mean of the distribution. It is widely applied in modern portfolio theory, where the past performance of securities is used to determine the range of possible future performance, and a probability is attached to each performance.

Historical Price of Gold (COMEX Gold Spot Settlement Price)

$1,400

Strong Japanese growth,

Weak US dollar,

$1,200

weakening US dollar

inflationary concerns

$1,000 Rapid increase of oil prices,

Middle East Crisis,

Ounce $800

high US inflation

Strong US dollar,

per

strengthening US stock market,

$600

Persian Gulf War

relatively low US inflation

Dollars $400

$200

Global market

uncertainty

1975

1977 1979 1981

1983 1985 1987

1989 1991

1993 1995

1997 1999 2001 2003 2005

2007 2009 2010

Source: Bloomberg, as of 5/31/10. The COMEX spot settlement price is determined from the input of COMEX member firms.

Portfolio Diversification

10-Year Correlations as of 5/31/10

Developed

Gold

US Large Cap

US Small Cap

International

Emerging Markets

US Fixed Income

Commodities

Gold

1.00

0.05

0.04

0.20

0.27

0.29

0.30

Historical Price of Gold (COMEX Gold Spot Settlement Price)

$1,400

Strong Japanese growth,

Weak US dollar,

$1,200

weakening US dollar

inflationary concerns

$1,000 Rapid increase of oil prices,

Middle East Crisis,

Ounce $800

high US inflation

Strong US dollar,

per

strengthening US stock market,

$600

Persian Gulf War

relatively low US inflation

Dollars $400

$200

Global market

uncertainty

1975

1977 1979 1981

1983 1985 1987

1989 1991

1993 1995

1997 1999 2001 2003 2005

2007 2009 2010

Source: Bloomberg, as of 5/31/10. The COMEX spot settlement price is determined from the input of COMEX member firms.

Portfolio Diversification

10-Year Correlations as of 5/31/10

Developed

Gold

US Large Cap

US Small Cap

International

Emerging Markets

US Fixed Income

Commodities

Gold

1.00

0.05

0.04

0.20

0.27

0.29

0.30

Sources: Bloomberg, S&P, MSCI, Barclays Capital and BlackRock. 10-year correlations based on monthly returns, as of 5/31/10. Gold: COMEX Gold Spot Settlement Price; US Large Cap: S&P 500® Index; US Small Cap: S&P 600 Index; Developed International: MSCI EAFE Index; Emerging Markets: MSCI Emerging Markets Index; US Fixed Income: Barclays Capital U.S. Aggregate Bond Index; Commodities: S&P GSCI® Total Return Index.

ment iShares (including COMEX aGold prospectus) Trust (“Trust”) with the has SEC filed for the a registration offering to which state- prospectus this communication and other relates. documents Before the you Trust invest, has you filed should with read the SEC the You for more may get complete these documents information for about free by the visiting issuer www. and this iShares. offering. com or Trust EDGAR will arrange on the to SEC send website you the at prospectus www.sec.gov. if you Alternatively, request it the by calling toll-free 1-800-474-2737.

Trust Investing is not involves an investment risk, including company possible registered loss under of principal. the Invest- The ment the Commodity Company Act Exchange of 1940 Act. or Shares a commodity of the Trust pool for are purposes not subject of shares to the of same the Trust regulatory are created requirements to reflect as the mutual price of funds. the gold Because held by as the the Trust, price the of gold market has price historically of the shares been. will Additionally, be as unpredictable shares of the commissions Trust are bought will reduce and sold returns. at market price (not NAV). Brokerage

The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. If an investor sells the shares at a time when no active market for them exists, such lack of an active For a market more complete will most likely discussion adversely affect of the the risk price factors received relative for the shares. to the Trust, carefully read the prospectus.

Following an investment in shares of the Trust, several factors may have the effect of causing a decline in the prices of gold and a corresponding decline in the price of the shares. Among them: (i) Large sales by the official sector, including governments, central banks and related institutions, which own a significant portion of the aggregate world gold holdings. (ii) A significant increase in gold hedging activity by gold producers. Should there be an increase in the level of hedge activity of gold producing companies, it could cause a decline in world gold prices, adversely affecting the price of the shares. (iii) A significant change in the attitude of speculators and investors towards gold.

The amount of gold represented by shares of the Trust will decrease over the life of the Trust due to sales necessary to pay the sponsor’s fee and Trust expenses. Without increase in the price of gold sufficient to compensate for that decrease, the price of the shares will also decline, and investors will lose money on their investment. The Trust will have limited duration. The liquidation of the Trust may occur at a time when the disposition of the Trust’s gold will result in losses to investors. Although market makers will generally take advantage of differences between the NAV and the trading price of Trust shares through arbitrage opportunities, there is no guarantee that they will do so. There is no guarantee an active trading market will develop for the shares, which may result in losses on your investment at the time of disposition of your shares. The value of the shares of the Trust will be adversely affected if gold owned by the trust is lost or damaged in circumstances in which the Trust is not in a position to recover the corresponding loss. The Trust is a passive investment vehicle; the value of your shares may be adversely affected by trust losses that, if the trust had been actively managed, it might have been possible to avoid.

BlackRock Asset Management International Inc. (“BAMII”) is the sponsor of the Trust. BlackRock Fund Distribution Company (“BFDC”), a subsidiary of BAMII, assists in the promotion of the Trust. BAMII is an affiliate of BlackRock, Inc. Although shares of the Trust may be bought or sold on the exchange through any brokerage account, shares of the Trust are not redeemable from the Trust except in large aggregated units called “Baskets.” “Commodity Exchange, Inc.,” and “COMEX” are trademarks of Commodity Exchange, Inc., and have been licensed for use for certain purposes to BlackRock, Inc., and the iShares COMEX Gold Trust. The Trust is not sponsored, endorsed, sold or promoted by Commodity Exchange, Inc., nor does Commodity Exchange, Inc., make any representation regarding the advisability of investing in the Trust.

©2010 BlackRock Institutional Trust Company, N.A. All rights reserved. iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. All other trademarks, servicemarks or registered trademarks are the property of their respective owners. 3008-13AN-07/10

Not FDIC Insured • No Bank

FOR MORE INFORMATION, VISIT WWW.iSHARES.COM OR CALL 1_800_iSHARES _1_800_474_2737_